UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GABELLI DIVIDEND & INCOME TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-11.

THE GABELLI DIVIDEND & INCOME TRUST
One Corporate Center Rye, NY 10580-1422 t 914.921.5070 GABELLI.COM

Gabelli and Your Board of Trustees are working for you!

WHAT ARE THE BENEFITS OF OWNING (Y)OUR FUND?

➢	(Y)our Fund’s investor total return was 22.71% and NAV total return was 17.89% in 2025.

➢	Over the past 27 months (y)our Fund discount narrowed from 16% to 10%.

➢	Your Fund’s dedicated investment team includes Mario J. Gabelli, Christopher J. Marangi, Kevin V. Dreyer and Howard F. Ward as Portfolio Managers, supported by an extended portfolio management team providing additional research, analysis, and investment oversight.

➢	The Fund’s Board is highly qualified, actively engaged and acts in the best interests of ALL shareholders to maximize shareholder value.

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Cashflow to shareholders

➢	Your Board announced an increased annual distribution of $1.80 per common share, paid monthly starting January 2026, an increase of 36% from the $0.11 monthly distribution rate in 2024.

➢	Disciplined share repurchase program that is accretive to net asset value, with more than 6 million shares repurchased since the Fund’s inception.

TRUST YOUR FUND BOARD!

DO NOT TRUST BOAZ WEINSTEIN, STOP SABA CAPITAL MANAGEMENT!

➢	Mr. Weinstein, Saba’s Founder and Chief Investment Officer, and Saba Capital are in the business of targeting closed-end funds, often seeking short-term gains at the expense of long-term shareholders.

➢	You may have received solicitation materials from Saba, seeking to influence the composition of the Fund’s Board by proposing an individual for election as a trustee. The Board evaluated Saba’s nominee in good faith and concluded that Saba’s nominee does not bring the same experience and independence to the Fund, its strategy, its service providers or U.S. investment company governance as the Board’s nominees and may be more focused on advancing Saba’s own objectives.

➢	We believe Mr. Weinstein and Saba are value extractors — unlike most of the shareholders of the Fund, who are long-term investors.

➢	Mr. Weinstein’s commitment is not to you, but to the investors of the hedge funds he controls.

➢	Congress’ anti-pyramiding law provides that any “investment company”, such as a hedge fund, may not own more than 3% of the outstanding shares of a closed-end fund. Despite this rule, Saba accumulated over 5% of the Fund by spreading its ownership across several affiliated funds, thereby avoiding the statutory limit.

HOW DO YOU PROTECT YOUR INVESTMENT IN THE FUND?

Regardless of how many shares you own, your vote is very important. Please sign, date and mail only the WHITE proxy cards you receive.

Please vote each WHITE proxy card you receive since each account must be voted separately. Only your latest dated proxy counts. We urge you NOT to sign and to discard any Gold proxy card sent to you by Saba.

Even if you have sent a Gold proxy card to Saba, you have every right to change your vote. You may revoke that proxy, and vote as recommended by your Board by signing, dating and mailing the WHITE proxy card in the postage-paid envelope.

We are available to address any questions on how to vote your shares; please call our proxy solicitation firm, EQ Fund Solutions, at 1 (888) 548-6498

TRUST YOUR FUND’S BOARD!

We thank you for your continued support.

Unanimously,

Your Board of Trustees

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